Exhibit 99.1

Cornerstone Bancshares, Inc. Announces 1st Quarter 2009 Financial Results on April 30, 2009

CHATTANOOGA, Tenn., April 30 /PRNewswire-FirstCall/ — Cornerstone Bancshares, Inc. (OTC Bulletin Board: CSBQ) today announced the following:

Cornerstone Bancshares, Inc. saw its average assets grow 5.3% from a year ago, while average deposits grew 5.5%. We expect this steady pattern of growth to continue through the remainder of 2009. As the economy continues its downward trend, the Company's loan growth has stalled, and as long as the economy remains weak the expectation for a substantial reversal of this trend are remote for the reminder of 2009. The slowdown in the economy has weakened commercial cash flow and subsequently made commercial lending more difficult in light of our strengthened credit underwriting standards. Operating earnings, before loan loss expenses and taxes, have also weakened from first quarter last year of $1.9 million to $963,000 for the first quarter 2009. Even though the Company's average earning assets grew at 5.2% since last year, the lower net interest margin resulted in lower operating earnings. This is primarily the result of the Company's cost of funds not decreasing as rapidly as the earning rates on assets. Cost of funds is market driven, and in this highly competitive market, deposit rates have been stubbornly slow to move lower. The Company's net interest margin for the first quarter last year was 4.33%, compared to 3.61% for the first quarter 2009. This historically low net interest margin will not move higher until the economy shows a more substantial improvement. The continuing recession has also caused the Company's credit quality in the loan portfolio to weaken. Cornerstone Bancshares is aggressively allocating more to the loss provision to adequately reserve for those potential loan losses. We expect subsequent quarters to have lower additions as the economy begins to inch its way into a recovery phase later this year. We have implemented enhanced credit quality controls to reduce our credit risk. In addition, we are partnering with our business clients to help them succeed through these troubled times. The first quarter of 2009 is expected to be the worst quarter for additions to the loss reserve. The recession, a lower net interest margin and weakened credit quality are reflected in the Company's first quarter net income loss of $2.91 million. Compared to the first quarter 2008 profit of $1.02 million, the difference represents a negative change of 387%. The remainder of 2009 should be profitable.

Cornerstone Bancshares, Inc. is a one-bank holding company serving the Chattanooga, Tennessee MSA, with five full-service branches and one loan production office in Dalton, GA and one loan production office in Knoxville, TN and $475 million in assets specializing in business financial services.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which contains a safe harbor for forward-looking statements. The Company relies on this safe harbor in making such disclosures. The statements are based on management's current beliefs and assumptions about expectations, estimates, strategies and projections. These statements are not guarantees of future performance or results and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements.

CORNERSTONE BANCSHARES, INC.
 Selected Financial Information
 as of March 31, 2009
 (in thousands)

	Three Months
	Ending March 31%
EARNINGS SUMMARY	2009	2008	Change
Interest income	$6,864	$8,060	-14.8%
Interest expense	2,871	3,470	-17.3%
Net interest income	3,993	4,590	-13.0%
Provision for loan loss	5,725	317	1706.0%
Net interest income after provision	(1,732)	4,273	-140.5%
Noninterest income	263	394	-33.3%
Noninterest expense	3,293	3,097	6.3%
Pretax income	(4,761)	1,571	-403.1%
Income taxes	(1,850)	556	-432.7%
Net income	$(2,912)	$1,015	-386.9%

Earnings per common share	$(0.46)	$0.16	-387.6%
Weighted average common shares outstanding (1)	6,319,718	6,336,202

	Year-to-Date
	Ending March 31%
EARNINGS SUMMARY	2009	2008	Change
Interest income	$6,864	$8,060	-14.8%
Interest expense	2,871	3,470	-17.3%
Net interest income	3,993	4,590	-13.0%
Provision for loan loss	5,725	317	1706.0%
Net interest income after provision	(1,732)	4,273	-140.5%
Noninterest income	263	394	-33.3%
Noninterest expense	3,293	3,097	6.3%
Pretax income	(4,761)	1,571	-403.1%
Income taxes	(1,850)	556	-432.7%
Net income	$(2,912)	$1,015	-386.9%

Earnings per common share	$(0.46)	$0.16	-387.6%
Weighted average common shares outstanding (1)	6,319,718	6,336,202

	Three Months
AVERAGE BALANCE	Ending March 31%
SHEET SUMMARY	2009	2008	Change
Loans, net of unearned income	$383,739	$386,056	-0.6%
Investment securities & Other	67,042	42,456	57.9%
Earning assets	450,781	428,512	5.2%
Total assets	470,063	446,473	5.3%
Noninterest bearing deposits	43,064	44,503	-3.2%
Interest bearing transaction deposits	69,697	93,410	-25.4%
Certificates of deposit	225,246	182,539	23.4%
Total deposits	338,007	320,452	5.5%
Other interest bearing liabilities	95,983	86,642	10.8%
Shareholder's equity	36,926	37,131	-0.6%

	Year-to-Date
AVERAGE BALANCE	Ending March 31%
SHEET SUMMARY	2009	2008	Change
Loans, net of unearned income	$383,739	$386,056	-0.6%
Investment securities & Other	67,042	42,456	57.9%
Earning assets	450,781	428,512	5.2%
Total assets	470,063	446,473	5.3%
Noninterest bearing deposits	43,064	44,503	-3.2%
Interest bearing transaction deposits	69,697	93,410	-25.4%
Certificates of deposit	225,246	182,539	23.4%
Total deposits	338,007	320,452	5.5%
Other interest bearing liabilities	95,983	86,642	10.8%
Shareholder's equity	36,926	37,131	-0.6%

	Three Months		Year-to-Date
	Ending March 31		Ending March 31
SELECTED RATIOS	2009	2008	2009	2008

Average equity to average assets	7.86%	8.32%	7.86%	8.32%
Average net loans to average total assets	81.64%	86.47%	81.64%	86.47%
Return on average assets	-2.48%	0.91%	-2.48%	0.91%
Return on average total equity	-31.54%	10.93%	-31.54%	10.93%
Actual Equity on Mar. 31,	$33,707,074	$36,754,223
Actual # shares outstanding on Mar. 31,	6,319,718	6,319,718
Book value per common share	$5.33	$5.82

CONTACT:
Frank Hughes,
President & Treasurer of Cornerstone Bancshares, Inc.,
+1-423-385-3009
Web Site:  http://www.cscbank.com